Exhibit 99.1

Indivior Announces Proposed Convertible Senior Notes Offering

Richmond, VA, March 12, 2026 – Indivior Pharmaceuticals, Inc. (Nasdaq: INDV) today announced its intention to offer, subject to market and other conditions, $400,000,000 aggregate principal amount of convertible senior notes due 2031 (the “notes”) in a private offering to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Indivior also expects to grant the initial purchasers of the notes a 30-day option to purchase up to an additional $60,000,000 principal amount of notes.

The notes will be senior, unsecured obligations of Indivior, will accrue interest payable semi-annually in arrears and will mature on March 15, 2031, unless earlier repurchased, redeemed or converted. Noteholders will have the right to convert their notes in certain circumstances and during specified periods. Indivior will settle conversions by paying or delivering cash and, if applicable, shares of its common stock.

The notes will be redeemable, in whole or in part (subject to certain limitations), for cash at Indivior’s option at any time, and from time to time, on or after March 20, 2029 and on or before the 25th scheduled trading day before the maturity date, but only if the last reported sale price per share of Indivior’s common stock exceeds 130% of the conversion price for a specified period of time and certain other conditions are satisfied. The redemption price will be equal to the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. If certain events that constitute a “fundamental change” occur, then, subject to a limited exception, noteholders may require Indivior to repurchase their notes at a cash repurchase price equal to the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the applicable repurchase date. The final terms of the notes, including the interest rate, initial conversion rate and certain other terms of the notes, will be determined at the pricing of the offering.

Indivior intends (1) to use approximately $239 million of the net proceeds from the offering together with approximately $102 million of cash on hand to repay borrowings under and terminate the note purchase agreement that governs its term loan and revolving credit facility, (2) to use up to approximately $75 million of the net proceeds from the offering to repurchase shares of its common stock from certain purchasers of the notes concurrently with the pricing of the offering in privately negotiated transactions effected through one of the initial purchasers or an affiliate thereof, at a price per share that is expected to equal the last reported sale price per share of the common stock on The Nasdaq Global Select Market as of the date of the pricing of the notes and (3) the remainder of the net proceeds from the offering for general corporate purposes.

The concurrent repurchases of up to approximately $75 million of common stock described above could increase (or reduce the size of any decrease in) the market price of the common stock prior to, concurrently with or shortly after the pricing of the notes, and could result in a higher effective conversion price for the notes.

The notes will only be offered to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act. The offer and sale of the notes and any shares of common stock issuable upon conversion of the notes have not been, and will not be, registered under the Securities Act or any other securities laws, and the notes and any such shares cannot be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any other applicable securities laws. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the notes or any shares of common stock issuable upon conversion of the notes, nor will there be any sale of the notes or any such shares, in any state or other jurisdiction in which such offer, sale or solicitation would be unlawful.

About Indivior

As the leader in long-acting injectable treatments for opioid use disorder (OUD), Indivior is singularly focused on delivering evidence-based treatment and advancing understanding of OUD as a chronic but treatable brain disease. For more than 25 years, we have revolutionized the science of addiction medicine — developing treatments that help people move toward long-term recovery with independence and dignity. Building on this heritage, we are ushering in a new era, renewing our commitment to individuals living with OUD and carrying forward what matters most: compassion, integrity, and science. Together – with science, people living with OUD, public health champions, and communities, we are powering recovery and renewing hope.

Important Cautionary Note Regarding Forward-looking Statements

Certain statements contained herein are forward-looking statements. Forward-looking statements include, among other things, express and implied statements pertaining to: (i) whether Indivior will offer and issue the notes; (ii) the completion, timing and size of the proposed offering; (iii) the intended use of the net proceeds from the offering; (iv) the terms of the notes being offered; (v) Indivior’s expectations regarding the effects of the concurrent common stock repurchases; and (vi) statements containing the words “believe,” “anticipate,” “plan,” “expect,” “intend,” “estimate,” “forecast,” “strategy,” “target,” “guidance,” “outlook,” “potential,” “project,” “priority,” “may,” “will,” “should,” “would,” “could,” “can,” “outlook,” the negatives thereof, and variations thereon and similar expressions. By their nature, forward-looking statements involve risks and uncertainties as they relate to events or circumstances that may or may not occur in the future. Actual results may differ materially from those expressed or implied in such statements because they relate to future events. For information about some additional risks and important factors that could affect our future results and financial condition, see the discussion of “Risk Factors” in our Annual Report on Form 10-K filed February 26, 2026 and our other filings with the SEC.

We have based the forward-looking statements in this release on our current expectations and beliefs concerning future events. Forward-looking statements contained in this release speak only as of the day they are made and, except as required by law, we undertake no obligation to update or revise any forward-looking statement.

For Further Information

Investors:
Jason Thompson
Indivior Pharmaceuticals
Tel: 804-402-7123
E-mail: jason.thompson@indivior.com

Media:
Cassie France-Kelly
Indivior Pharmaceuticals
Tel: 804-594-0836
E-Mail: Indiviormediacontacts@indivior.com

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